Exhibit 99.1

Tidewater Announces Authorization to Repurchase Shares of its Common Stock

NEW ORLEANS, July 9, 2009 — Tidewater Inc. (NYSE:TDW) announced today that its Board of Directors has authorized the Company to spend up to $200 million to repurchase shares of its common stock in open-market or privately-negotiated transactions. The Company would use its available cash and, when considered advantageous, borrowings under its revolving credit facility or other borrowings, to fund any share repurchases. The repurchase program will end on the earlier of the date that all authorized funds have been expended or June 30, 2010, unless extended by the Board of Directors.

While no shares were repurchased under the Company’s most recent share repurchase authorization which ended on June 30, 2009, the Company’s last four repurchase programs beginning in August 2005 and ending on June 30, 2009, have cumulatively resulted in the repurchase of a total of 9,458,700 common shares at a total cost of $516.2 million. The Company will continue to evaluate share repurchase opportunities relative to other investment opportunities and in the context of current conditions in the credit and capital markets.

Tidewater Inc. owns 404 vessels, the world’s largest fleet of vessels serving the global offshore energy industry.

CONTACT: Tidewater Inc., New Orleans

Joe Bennett, Executive Vice President and Chief Investor Relations Officer

504-566-4506

SOURCE: Tidewater Inc.

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